Exhibit 10.9

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

AMENDMENT NUMBER 1

This AMENDMENT NUMBER 1 (“Amendment”) is effective as of 9 September 2022, between IQVIA Ltd, with registered address at 3 Forbury Place 23 Forbury Road Reading RG1 3JH United Kingdom (“IQVIA”) and ABIVAX SA, which has a place of business at 5, rue de la Baume F-75008 Paris - France (“Sponsor”):

WITNESSETH:

WHEREAS, IQVIA and Sponsor are parties to an agreement entitled Master Services Agreement effective 17th December, 2018 (the “Agreement”), and the parties desire to amend such Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, IQVIA and Sponsor hereby agree to amend the Agreement as follows:

1. Section 13.2 of Agreement is hereby amended to read:

“Damages Cap. In no event shall the collective, aggregate liability (including without limitation, contract, negligence and tort liability) of IQVIA or its affiliates, directors, officers, employees, subcontractors or agents under this Agreement exceed [***] the amount of professional fees and budgeted pass-through costs (excluding investigator fees) stated under the applicable Work Order. Neither IQVIA or any of its affiliates shall be liable to the Sponsor or any third party, and IQVIA and its affiliates disclaim any liability, including for intellectual property rights infringement, for use of any data, materials, products, and/or other intellectual property provided to IQVIA or any of its affiliates for use on any project under any Work Order under this Agreement, by or on behalf of the Sponsor.”

2. Section 14.1 of Agreement is hereby amended to read:

“Sponsor Indemnification. Sponsor shall indemnify, defend and hold harmless IQVIA and its affiliates, and its and their directors, officers, employees and agents (each, an “IQVIA Indemnified Party”), from and against any and all losses, damages, liabilities, fines, reasonable attorney fees, court costs, and expenses (collectively “Losses”), resulting or arising from any third-party claims, actions, proceedings, investigations or litigation relating to or arising from (a) patient injury in connection with any study, test, device, procedures, product or potential product to which this Agreement or any Work Order relates, (b) Sponsor’s negligence or intentional misconduct, or (c) infringement or misappropriation of third party intellectual property rights in connection with any products, data or materials provided to IQVIA or any of its affiliates for use on any project under a Work Order by or on behalf of the Sponsor, except (in each case (a), (b) and/or (c)) to the extent such Losses are determined to have resulted from the negligent act or omission of any IQVIA Indemnified Party.”

All terms and conditions of the Agreement not expressly amended by this Amendment remain in full force and effect.

This Amendment may be executed by electronic means (including .PDF) and in any number of counterparts, each of which when executed and delivered, shall constitute an original, but all of which together shall constitute one agreement binding on all parties, notwithstanding that all parties are not signatories to the same counterpart.

IN WITNESS WHEREOF, this Amendment has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

IQVIA Ltd		ABIVAX SA

By:	/s/ Nicola Kerr	By:	/s/ Hartmut Ehrlich
	(signature)		(signature)
Print Name: Nicola Kerr		Print Name: Hartmut Ehrlich
Title: VP, GBO		Title: CEO, Abivax
Date: 22-Sep-2022 | 11:45:02 BST		Date: 22-Sep-2022 | 09:18:26 EDT